UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 24, 2009

NATIONAL BEEF PACKING COMPANY, LLC
(Exact Name of Registrant As Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	333-111407 (Commission File Number)	48-1129505 (IRS Employer Identification No.)

12200 North Ambassador Drive, Kansas City, MO 64163
(Address of Principal Executive Office and Zip Code)

Registrant’s telephone number, including area code:  (800) 449-2333

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]         Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

National Beef Packing Company, LLC (the “Company”) has executed an amendment of its existing Sixth Amended and Restated Credit Agreement, as amended, with various issuers and lenders to take effect upon, among other things, the consummation of the initial public offering (the “IPO”) of shares of Class A common stock of National Beef, Inc. (“NB”). The amendment provides, in part, for:  (1) the exclusion of proceeds from the IPO from mandatory prepayments of the term loan and revolving line of credit loan; (2) the reduction of the quarterly Funded Debt to EBITDA Ratio to not more than 3.50 to 1.00; (3) the increase of the threshold requiring lender consent for consolidations, mergers or acquisitions to $50 million; (4) upstream loans to NB in an aggregate amount not to exceed $5.0 million;  (5) the amendment of the covenant on Equity Distributions (as defined) to permit, in addition to tax distributions, (i) regular, annual dividends not to exceed 2% of the average daily stock price for NB during the prior 12 months, not to exceed the Equity Distributions Threshold (as defined), and (ii) an additional dividend as long as the Company’s Funded Debt to EBITDA Ratio is less than 2.00 to 1.00, not to exceed the Equity Distributions Threshold; and (6) the increase of the limitation of  the sum of the term loan and revolving line of credit loan that would require the consent of more than a majority of lenders to $200 million (including the $100 million increase contemplated by the Second Amendment).  The amendment also evidences the lenders' consent to the amendment of the Company’s organizational documents in connection with the purchase by NB of equity interests in the Company and NB's appointment as the sole manager of the Company as contemplated in the IPO.

The foregoing is a summary of the terms of the Fourth Amendment to the Sixth Amended and Restated Credit Agreement.  This summary is qualified in its entirety by reference to the full text of the Fourth Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.  The following exhibit is filed pursuant to Item 9.01.

10.1         Fourth Amendment to Sixth Amended and Restated Credit Agreement dated as of November 24, 2009 by and among the Company, certain agents, lenders and issuers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Beef Packing Company, LLC

Date: December 1, 2009	By:	/s/ Jay D. Nielsen
Jay D. Nielsen
Chief Financial Officer